Exhibit 99.A

First Quarter 2009 Financial & Operational Update May 8, 2009

Throughput Varied by Region 11% overall increase Rockies supply, expansions Expansions Power generation - - Industrial Ups Downs Wyoming Interstate Company (WIC) +12% Colorado Interstate Gas (CIG) +18% Southern Natural Gas (SNG) -3% Throughput 1Q: 2009 vs. 2008

Earnings from Unconsolidated Affiliates CIG EBIT Interest and debt expense, net Net income Equity in earnings from CIG1 SNG EBIT2 Interest and debt expense, net Net income Equity in earnings from SNG1 2008 Quarters Ended March 31, 2009 $ 53 (12) 41 $ 16.5 $ 63 (15) 48 $ 12.5 ($ Millions) 1Equity in earnings reflect our 10 percent interests in CIG and SNG beginning from our IPO in November 2007 and our incremental 30 percent interest in CIG and 15 percent interest in SNG beginning September 30, 2008 following our acquisition 22008 amount includes the receipt of $29 million in proceeds relating to Calpine's approved reorganization plan $ 51 (1) 50 $ 5.7 $ 109 (14) 95 $ 9.4

Committed Expansion Projects



$ Millions	2009	2010	2011 & Beyond
WIC	Piceance Basin System Expansion	System Expansion	System Expansion
CIG	Totem Storage Raton Basin	Raton Basin	
SNG	Cypress III* SESH II South System III	Cypress III* SESH II South System III	Cypress III* SESH II South System III
100% Share	**$236**	**$455**	**$178**
Net to EPB	**$119**	**$170**	**$ 51**

*Construction of Cypress Phase III is at the option of BG LNG Services

Note: $ in each column represents costs for each project, shown in the period of expenditure
Capital amounts as of May 8, 2009

El Paso Pipeline Partners
4

SNG Overview Stable, growing cash flow profile: Steady growth in volumes and capacity over time Well-positioned asset: Southeast has fastest growing U.S. gas demand Growing supply sources include Elba Island LNG and mid-continent supply 60 Bcf of on-system storage in two storage fields Organic growth: Southeast Supply Header II (SESH)1 In-service 2011 $69 MM Capex 350 MMcf/d South System III In-service 2011-2012 $352 MM Capex 370 MMcf/d Cypress Phase III2 In-service 2011 $86 MM capex 160 MMcf/d Elba Island* *Not owned by El Paso Pipeline Partners South System III SESH1 Cypress Phase III 1 Operated by Spectra Energy 2 Construction of Cypress Phase III is at the option of BG LNG Services Note: Capital amounts as of May 8, 2009